Exhibit 99.1

ECHOSTAR TO ACQUIRE MEXICAN SATELLITE OPERATOR SATMEX

Englewood, Colo., U.S.A., and Mexico City, Mexico — Feb. 26, 2010 — EchoStar Satellite Services L.L.C., a subsidiary of EchoStar Corporation (NASDAQ: SATS), and Satélites Mexicanos S.A. de C.V. (Satmex) announced today an agreement pursuant to which EchoStar will acquire an ownership interest in Satmex.  Satmex is Mexico’s leading satellite operator and delivers video, audio and data services to the Americas.  MVS Comunicaciones, one of the largest media and telecommunications companies in Mexico and EchoStar’s partner in the fast growing Mexican direct-to-home TV service Dish Mexico, will also participate in the ownership of Satmex through a joint venture with EchoStar.  Together, EchoStar and MVS Comunicaciones will acquire all of the outstanding stock of Satmex.

Satmex will be acquired for approximately $267 million in cash, plus up to $107 million in cash on Satmex’s balance sheet at closing, resulting in total cash of up to $374 million available for distribution to Satmex’s stakeholders.  The transaction is expected to close early in the third quarter 2010.

Established in the mid 1980s as part of a government operation before becoming a commercial organization, Satmex owns and operates three satellites and two satellite uplink facilities, and has approximately 200 employees which are all included as part of the transaction.

“We are pleased to make this announcement with EchoStar, a major provider of satellite services in the United States with a significant and growing presence in Mexico,” said Satmex CEO Patricio Northland.  “Our companies have common goals in delivering satellite communications services across the Americas, and EchoStar has the dedication and expertise for continued growth.”

“The Satmex acquisition provides us with a footprint over Mexico and South America and presents us the opportunity to serve a growing global demand for satellite services,” said Dean Olmstead, president of EchoStar Satellite Services L.L.C.  “We look forward to leveraging our satellite operations and uplink expertise in North America to expand our fixed satellite services throughout the Americas, including the delivery of satellite Internet to rural communities.”

In connection with the sale, Satmex intends to offer to purchase all of its outstanding Senior Secured Notes for cash upon the closing of the sale of the Satmex shares.  The offer to purchase the Senior Secured Notes and the sale of the shares are subject to the receipt of certain consents from the holders of the Senior Secured Notes, including consents to modify or eliminate most of the covenants in the indentures under which the Senior Secured Notes have been issued, and various corporate approvals.  The consummation of the sale of the Satmex shares is conditioned upon successful completion of the offer to purchase the Senior Secured Notes.

The transaction is also contingent upon other closing conditions, including actions with respect to the construction of a replacement satellite for Satmex 5, verification of the operational capabilities of Satmex’s in-orbit satellites, approvals under applicable U.S. export laws, and completion of regulatory review and receipt of regulatory approvals.

There can be no assurance that the transaction will receive the requisite corporate approvals or approvals from the Satmex bondholders, some of which have indicated that they are opposed to the transaction.  EchoStar may terminate the agreement under certain circumstances, including the failure to obtain the requisite approval by the Satmex bondholders.

EchoStar’s financial advisors are Deutsche Bank Securities and Peter J. Solomon Company.  The financial advisor for Satmex is Perella Weinberg Partners LP.

Additional Information

The tender offers described in this press release have not yet commenced, and this press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities. Satmex has not yet commenced any tender offer. Any tender offer will be made only pursuant to an offer to purchase and related materials distributed by Satmex to holders of securities.  Security holders are strongly encouraged to read carefully the offers to purchase, the letters of transmittal and any other related materials because they will contain important information.

About Satmex

Satélites Mexicanos, S.A. de C.V. is the leading satellite service provider in Latin America.  The Satmex fleet offers hemispheric and regional coverage throughout the Americas.  Satmex owns and operates three satellites for full-time and occasional services in both C- and Ku-Bands:  Solidaridad 2, Satmex 5 and Satmex 6.  Thousands of users on the American continent, regardless of region or culture, benefit from Satmex services in applications such as broadband, voice and data transmission, and video broadcasting, among others.  With over 30 years of experience and landing rights in 46 countries and territories, Satmex offers creative business technology solutions to improve the profitability of its customers.  Satmex’s priority is empowering its customers’ businesses by providing a service of excellence for every need, all the time, anywhere in the Americas. Visit www.satmex.com.

About MVS Comunicaciones

After 30 years of experience, MVS Comunicaciones, based in Mexico City, is a significant player in radio, television, broadband and publishing, and is recognized for providing innovative services. MVS Multivision service was launched in 1989 as the first television system with MMDS technology (microwave transmission) that became one of the fastest growing systems in the world, offering exclusive programming and the latest technologies.  Since 2002, MVS Multivision has offered MASTV, a television system accessible in Mexico, with 15 channels offered at competitive prices. Visit www.mvs.com.

About EchoStar Satellite Services

EchoStar Satellite Services L.L.C. is a wholly owned subsidiary of EchoStar Corporation (Nasdaq: SATS) and provides a reliable network for aggregation and distribution of video, audio and data domestically and internationally, including a joint venture to deliver Dish Mexico direct-to-home satellite TV services.  EchoStar also offers IPTV solutions through its ViP-TV platform.  EchoStar represents a significant source of Ku-band and Ka-band satellite capacity and spacecraft operation services with nine satellites, ground-based teleport facilities, and an expansive terrestrial backhaul network along with 24-hour Satellite Access Centers. Visit www.echostar.com.

Safe Harbor and Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  When used in this press release, the words “will,” “plan,” “anticipate,” and “intend,” and other similar expressions are intended to identify forward-looking statements and information.  Such statements may include, but are not limited to, statements about the benefits of the proposed acquisition of Satmex, including EchoStar’s plans for Satmex and other statements that are not historical facts.  Such statements are based upon the current beliefs and expectations of EchoStar’s and Satmex’s management and are subject to significant risks and uncertainties.  Actual results may differ materially from anticipated results.

The proposed transaction may not be able to be consummated on the terms on which the parties have agreed, or at all, due to a number of factors, including, the inability to repurchase or redeem the Notes and obtain consent to amend the indentures, the failure to obtain the requisite government approvals or the failure to satisfy any of the other conditions to consummation of the transaction.  Other risks are identified in EchoStar’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2008, and its most recent Quarterly Report on Form 10-Q and in Satmex’s Annual Report on Form 20-F for the year ended Dec. 31, 2008, and subsequent Periodic Reports on Form 6-K.  The forward-looking statements speak only as of the date made, and both EchoStar and Satmex expressly disclaim any obligation to update these forward-looking statements.

Press Contacts:

EchoStar: Marc Lumpkin, 303-706-5236, marc.lumpkin@echostar.com.

Satmex: publicrelations@satmex.com

MVS: Felipe Chao, 011 (5255) 5283-4324, fchao@mvs.com.